Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-156095, 333-42730, 333-66031, 333-42915, 033-64731 and 033-64729 on Forms S-8 of our reports dated March 16, 2009, relating to the consolidated financial statements of A.T. Cross Company (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's adoption of Financial Accounting Standards Board ("FASB") Interpretation No. 48, "Accounting for Uncertainty in Income Taxes - an Interpretation of FASB Statement No. 109," as of December 31, 2006) and the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of A.T. Cross Company for the year ended January 3, 2009.

DELOITTE & TOUCHE LLP
Boston, Massachusetts
March 16, 2009

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